Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

___________________________________________________________________________________

January 13, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated December 9, 2010 relating to the financial statements as of September 30, 2010 of Tireless Steps, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board